Trecora Resources Appoints Karen A. Twitchell as Chair of the Board of Directors

SUGAR LAND, Texas, February 14, 2019 /PRNewswire/ -- Trecora Resources (“Trecora”) (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced that Karen A. Twitchell has been appointed Chair of the Company’s Board of Directors (the “Board”), effective February 13, 2019. Ms. Twitchell, who has served as an independent director since 2015, will replace Nicholas N. Carter. Mr. Carter will remain a director.

“I have worked with Karen since she joined Trecora’s Board in 2015. I firmly believe that Karen will provide excellent stewardship of the Company’s strategy and leadership on the Board” said Mr. Carter. I look forward to working with her in her expanded role as we focus on positive change and driving the Company’s long-term success.”
Patrick “Pat” D. Quarles, Trecora’s President and Chief Executive Officer, commented, “We are very pleased that Karen will move into the role of Chair of the Board. Her appointment is part of our ongoing efforts to ensure that we have a strong, experienced Board in place to guide the Company as we diligently work to create shareholder value through operational reliability, a relentless focus on productivity and improved execution throughout the Company. Further, we will continue to benefit from Nick’s 42 years of experience with the Company where he served in various roles including President, CEO and Chairman and in our ongoing endeavors to monetize our ownership in AMAK.”

Ms. Twitchell joined Trecora’s Board in May 2015. She holds a Bachelor of Arts in Economics from Wellesley College and a Master of Business Administration from Harvard University. Ms. Twitchell has over 35 years of experience in financial management, including financings and capital structures, mergers and acquisitions, investor relations, accounting matters and enterprise risk management. She serves on the public company board of Kraton Corporation and previously served on the board of KMG Chemicals. From 2010 until her retirement in 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation. Previously, she held senior management roles at LyondellBasell Industries, Lyondell Chemical Company, Kaiser Aluminum Corporation and Southdown, Inc., and she was an investment banker with Credit Suisse First Boston during the first decade of her career.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.
Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com